Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this registration statement of our report dated May 11, 2017, relating to the financial statements of TurnPoint Medical Devices, Inc. as of December 31, 2015 and 2016, and for the years then ended, and to the reference to us under the caption “Experts” in the Prospectus.

/s/ Rosenberg Rich Baker Berman & Company

Somerset, New Jersey

May 11, 2017